Exhibit 23.4
November 17, 2009
Concord Medical Services Holdings Limited (the “Company”)
18/F, Tower A, Global Trade Center
36 North Third Ring Road East, Dongcheng District
Beijing 100013, People’s Republic of China
Ladies and Gentlemen:
We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulation of Our Industry” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by the Company on September 3, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Sincerely yours,

/s/ Jingtian & Gongcheng Jingtian & Gongcheng